Exhibit 99.1

EXTENSION, LLC

Report of Independent Auditor and Financial Statements

For the nine months ended September 30, 2016

and for the year ended December 31, 2015

REPORT OF INDEPENDENT AUDITOR

The Board of Directors and Members

Extension, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of Extension, LLC, which comprise the balance sheets as of September 30, 2016 and December 31, 2015, and the related statements of operations, members’ deficit, and cash flows for the nine months ended September 30, 2016 and the year ended December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Extension, LLC as of September 30, 2016 and December 31, 2015, and the results of its operations and its cash flows for the nine months ended September 30, 2016 and the year ended December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

San Francisco, California

December 19, 2016

EXTENSION, LLC

BALANCE SHEETS

(In thousands)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,177	$906
Accounts receivable, net	1,873	707
Other current assets	809	361

TOTAL CURRENT ASSETS	3,859	1,974
Property and equipment, net	412	509
Intangible assets, net	159	174

TOTAL ASSETS	$4,430	$2,657

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$159	$42
Accrued expenses	2,836	915
Deferred revenues—current	10,626	5,260
Accrued interest—current	240	—
Related-party debt—current	39,239	—

TOTAL CURRENT LIABILITIES	53,100	6,217
Deferred revenues—non-current	8,770	6,722
Other liabilities—non-current	2,834	2,834
Accrued interest—non-current	—	121
Related party debt—non-current	—	34,489

TOTAL LIABILITIES	64,704	50,383

MEMBERS’ DEFICIT
Member interests (12,000 units outstanding)	300	300
Accumulated deficit	(60,574)	(48,026)

TOTAL MEMBERS’ DEFICIT	(60,274)	(47,726)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$4,430	$2,657

EXTENSION, LLC

STATEMENTS OF OPERATIONS

(In thousands)

	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
Revenue
Product	$2,785	$2,922
Services	3,749	3,944

Total Revenue	6,534	6,866
Expenses
Product costs	162	167
Services costs	4,457	4,221
Sales and marketing	8,120	8,391
Research and development	3,518	3,916
General and administrative	2,605	3,312

Total operating expenses	18,862	20,007

Loss from operations	(12,328)	(13,141)

Interest expense	119	121
Other (income) expense, net	70	(2)

Loss before income taxes	(12,517)	(13,260)
Provision for income taxes	(31)	(15)

Net loss	$(12,548)	$(13,275)

EXTENSION, LLC

STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT

(In thousands)

	Number of Units	Amount	Accumulated Deficit	Total Members’ Deficit
Balance at January 1, 2015	12,000	$300	$(34,751)	$(34,451)
Net loss			(13,275)	(13,275)

Balance at December 31, 2015	12,000	300	(48,026)	(47,726)
Net loss			(12,548)	(12,548)

Balance at September 30, 2016	12,000	$300	$(60,574)	$(60,274)

Extension, LLC

STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
OPERATING ACTIVITIES
Net Loss	$(12,548)	$(13,275)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	161	184
Changes in operating assets and liabilities:
Accounts receivable	(1,166)	1,835
Other current assets	(448)	102
Accounts payable	117	(48)
Accrued expenses	1,921	(575)
Accrued interest	119	121
Deferred revenues	7,414	3,473

Net cash used in operating activities	(4,430)	(8,183)

INVESTING ACTIVITIES:
Purchases of property and equipment	(49)	(306)

Net cash used in investing activities	(49)	(306)

FINANCING ACTIVITIES:
Repayment of related-party debt	(3,600)	—
Proceeds from related-party debt	8,350	8,100

Net cash provided by financing activities	4,750	8,100

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	271	(389)
CASH AND CASH EQUIVALENTS—Beginning of period	906	1,295

CASH AND CASH EQUIVALENTS—End of period	$1,177	$906

Supplemental disclosure of noncash financing activities:
Conversion of accrued interest to related party debt	$—	$5,689
Conversion of accrued interest to preferential distribution	—	2,834

Note 1—Description of Business and Basis of Presentation

Description of Business

Extension, LLC (dba Extension Healthcare) (the “Company”) was incorporated as an Indiana limited liability company (“LLC”) in October 2009 and is headquartered in Fort Wayne, Indiana. The Company is a provider of secure, integrated, intelligent communication solutions, focused on empowering mobile workers in healthcare, primarily in the United States. The majority of the Company’s business is generated from sales of its software solutions in the healthcare industry. The Company’s flagship product Extension Engage helps customers improve patient safety and experience and increase operational efficiency.

The operating agreement of the Company provides that member interest holders (i) are not liable for the debts, liabilities, contracts or any other obligations of the Company, (ii) are not required to make additional capital contributions beyond capital contributions made pursuant to the operating agreement, and (iii) are not liable to repay any capital contributions made by other interest holders.

Basis of Presentation

The accompanying financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company operates as a single legal entity.

The results of operations for the nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2016 and are not necessarily comparable to results for the full year ended December 31, 2015.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

On an ongoing basis, management evaluates its estimates, primarily those related to: (i) revenue recognition criteria, (ii) accounts receivable and allowances for doubtful accounts, (iii) the useful lives of property and equipment, and (iv) valuation of long-lived assets and their recoverability. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could materially differ from the estimates and assumptions made.

Revenue Recognition

The Company generates revenue primarily from the sale of its Extension Engage software licenses, professional services, and post-contract customer support. Revenue is recognized when all of the following criteria are met:

1.	persuasive evidence of an arrangement exists
2.	delivery of the license or as services are performed
3.	the arrangement fee is fixed or determinable
4.	collection of the arrangement fee is reasonably assured

In arrangements with multiple elements, the Company allocates revenue to each element based on vendor-specific objective evidence (“VSOE”) of fair value of each element if VSOE of fair value of each element exists. VSOE of fair value of an element is determined based on the price charged when the same element is sold separately. The Company has established VSOE of the fair value of its support offering through stand-alone support renewal sales. The Company’s support offering is typically priced as a percentage of either the net software license fee or the software license list price. The Company has been unable to establish VSOE of fair value of professional services or software licenses.

When an arrangement contains multiple elements and VSOE of fair value exists for all undelivered elements, the Company recognizes revenue for the delivered elements based on the residual value method. For any arrangements containing multiple elements wherein VSOE of fair value does not exist for all undelivered elements, revenue for the delivered and undelivered elements is deferred until VSOE of fair value exists for all undelivered elements or all elements have been delivered. Additionally, for any arrangements where VSOE of fair value for undelivered elements does not exist, or for arrangements where the Support term does not have a defined start date, such as the case with multi-site software license deployments, revenue for the delivered and undelivered elements is recognized on a straight-line basis over the contractual term.

Professional services revenue, which primarily relates to implementation services for our software licenses, is derived through fixed fee arrangements. Professional services that are sold with software license arrangements do not qualify for separate accounting from the license elements because the Company has not established VSOE of fair value for professional services. In such arrangements, the combined software license and professional services revenue is recognized using the residual method upon the completion of the professional services.

Stock-Based Compensation

Under the Company’s Phantom Unit Plan, which commenced in June 2012, and was amended and restated in January 2015, the Company’s Board of Managers has the authority to administer and grant Phantom Units to certain employees. The Phantom Units participate in the sale of the Company based on a pro-rated portion of the number of Phantom Units held by the participant, compared to the aggregate number of the Company’s outstanding membership units and Phantom Units at the time of the sale. Each Phantom Unit is subject to a valuation floor specific to each individual award and the awards only have value if the adjusted sale price is above the valuation floor.

The Company accounts for the Phantom Units in accordance with ASC 718 Stock-Based Compensation. Under ASC 718, awards that are subject to performance conditions should not be recognized until it is probable that the performance-condition is met. The Company has not recorded any stock-based compensation expense for the nine months ended on September 30, 2016 and year ended on December 31, 2015 as the Company deemed that the sale of the Company was not probable.

Comprehensive Loss

For the nine months ended September 30, 2016, and the year ended December 31, 2015, the comprehensive loss was equal to net loss. Therefore, a separate statement of comprehensive income (loss) has not been included in the accompanying financial statements.

Cash and Cash Equivalents

The Company’s cash and cash equivalents consist of cash on hand and demand deposits. The Company considers cash and cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash so near maturity that they present an insignificant risk of change in value, including investments with original or remaining maturities from the date of purchase of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, are unsecured and do not bear interest. The allowance for doubtful accounts is based on the best estimate of the amount of probable credit losses for existing accounts receivable. The allowance for doubtful accounts is determined based on historical collection experience and the review in each period of the status of the then-outstanding accounts receivable, while taking into consideration current customer information, subsequent collection history and other relevant data. The Company reviews the allowance for doubtful accounts on a periodic basis. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered. The allowance for doubtful accounts was not significant at September 30, 2016 and December 31, 2015, respectively. Bad debt expense for the nine months ended on September 30, 2016 and the year ended on December 31, 2015 was $120,000 and $0, respectively.

Property and Equipment, Net

Property and equipment are recorded at historical cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets. The estimated useful lives of the Company’s property and equipment are as follows:

Years
Purchased software	3
Computer equipment	5
Furniture, fixtures, and office equipment	5
Leasehold improvements	Shorter of useful life or life of lease

Repair and maintenance costs are charged to expense as incurred, while renewals and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the Company’s statement of operations.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets when events or changes in circumstances indicate their carrying value may not be recoverable. Such events or changes in circumstances may include: a significant adverse change in the extent or manner in which a long-lived asset is being used, significant adverse change in the business climate that could affect the value of a long-lived asset or current or future operating or cash flow losses that demonstrate continuing losses associated with the use of a long-lived asset. The Company has not had any significant impairment charges for the nine months ended on September 30, 2016 and the year ended on December 31, 2015.

Operating Leases

The Company records rent expense for its operating leases on a straight-line basis over the lease term. The Company begins recognition of rent expense on the date of initial possession, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use. The Company accounts for the difference between the straight-line rent expense and rent paid as a deferred rent liability. The liabilities for deferred rent as of September 30, 2016 and December 31, 2015 are not significant.

Fair Value of Financial Instruments

Fair value represents the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on the following three levels of inputs, of which the first two are considered observable and the last one is considered unobservable:

•	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 – Unobservable inputs.

Observable inputs are based on market data obtained from independent sources.

The carrying amounts of cash equivalents, accounts receivable, accounts payable, accrued expenses and the current portion of any long-term debt approximates fair value due to the short-term nature of these instruments, and for the long-term debt, given that interest rates approximate market rates.

Software Development Costs

The Company’s costs for internally developed software for sale are expensed until the technological feasibility of the software product has been established. Thereafter, software development costs are capitalized and amortized over the product’s estimated useful life. No costs have been capitalized to date since technological feasibility has not been met until products are available for general release. These costs are included in the accompanying statements of operations and comprehensive loss as research and development expense.

Concentration of Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with a financial institution. Balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) federally insured limits.

Accounts receivable include amounts due from buyers with principal operations primarily in the United States. The Company performs ongoing credit evaluations of its buyers.

At September 30, 2016, two customers accounted for 38% and 12% of accounts receivable. At December 31, 2015, one customer accounted for 11% of accounts receivable.

For the nine months ended September 30, 2016, one customer accounted for more than 10% of total revenue. For the year ended December 31, 2015, no customers accounted for more than 10% of total revenue.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity may need to apply more judgment and estimation techniques or methods while recognizing revenue. This could result in additional disclosures to the financial statements including sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard allows for either a full retrospective adoption or a modified retrospective adoption. The FASB deferred the effective date for this guidance by one year to December 15, 2018 for nonpublic companies with annual reporting periods beginning after such date. Earlier application of this guidance is permitted but not before the original date of December 15, 2016. The Company has not yet selected a transition method nor has it determined the effect of the guidance on its ongoing financial reporting.

In February 2015, the FASB issued ASU 2015-02, Amendments to the Consolidation Analysis, which eliminates the presumption that a general partner should consolidate a limited partnership, modifies the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities, and affects the consolidation analysis of reporting entities that are involved with VIEs (particularly those that have fee arrangements and related party relationships). In some cases, consolidation conclusions will change under the new guidance and, in other cases, a reporting entity will provide additional disclosures if an entity that currently is not considered a VIE is considered a VIE under the new guidance. The new standard is effective for the Company for annual periods in fiscal years beginning after December 15, 2016. The Company will adopt ASU 2015-02 on January 1, 2017, and has not yet determined the effect of the guidance on its ongoing financial reporting.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes FASB ASC Topic 840, Leases, and makes other conforming amendments to U.S. GAAP. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on-balance sheet via a right of use asset and lease liability, and additional qualitative and quantitative disclosures. ASU 2016-02 is effective for the Company for annual periods in fiscal years beginning after December 15, 2019, permits early adoption, and mandates a modified retrospective transition method. The Company is required to adopt ASU 2016-02 on January 1, 2020, but is evaluating whether to early adopt the new standard. The Company does not expect ASU 2016-02 to have a material effect on the Company’s financial statements.

Note 3 —Balance Sheet Components

Property and equipment, net

	September 30, 2016	December 31, 2015
	(In thousands)
Computer equipment	$635	$586
Furniture and fixtures	152	152
Leasehold improvements	119	119
Office equipment	55	55
Software	74	74

Property and equipment, at cost	1,035	986
Less: accumulated depreciation	(623)	(477)

Property and equipment, net	$412	$509

Depreciation and amortization expense was $146,000 and $164,000 for the nine months ended September, 2016 and year ended December 31, 2015, respectively.

Other Current Assets

Other current assets included the following:

	September 30, 2016	December 31, 2015
	(In thousands)
Prepaid subscriptions and licenses	$695	$267
Other current assets	114	94

Total	$809	$361

Accrued expenses:

Accrued expenses include the following:

	September 30, 2016	December 31, 2015
	(In thousands)
Accrued employee compensation payables	$1,256	$696
Accrued sales commissions	1,340	161
Accrued trade expenses	240	58

Total	$2,836	$915

Note 4—Intangible Assets

The Company’s definite-lived intangible assets consist of patents and trademarks which are amortized on a straight-line basis through the useful life of these assets. The weighted-average estimated useful life of intangible assets at inception was approximately 15 years. The intangible assets have a remaining weighted-average estimated useful life of approximately eight years at September 30, 2016 and slightly less than nine years at December 31, 2015. The carrying amounts of the definite-lived intangible assets at September 30, 2016 and December 31, 2015 were as follows:

	September 30, 2016			December 31, 2015
	(In thousands)
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents and trademarks	$306	(147)	$159	$306	$(132)	$174

Amortization expense was $15,000 and $20,000 for the nine months ended September 30, 2016 and year ended December 31, 2015, respectively.

The estimated future amortization of existing intangible assets as of September 30, 2016, was as follows:

Future Amortization
(In thousands)
2016 (remaining 3 months)	$5
2017	20
2018	20
2019	20
2020	20
2021	20
Thereafter	54

Future amortization expense	$159

Note 5—Related Party Debt

In January 2015, the Company entered into an amended loan agreement with the majority member of the Company that exchanged all existing related party debt for a $26.4 million term loan (the “Term Loan”) and a $17.6 million revolving promissory note (the “Revolving Loan”). On the date of the amendment to the loan agreement, the outstanding notes, including accrued interest of $8.5 million on the outstanding notes, were cancelled and re-issued in the form of a $26.4 million term loan and a contingent preferential distribution in the amount of $2.8 million as described below. Borrowings under the Term Loan and the Revolving Loan are due with unpaid interest in March 2017. Interest on all outstanding balances accrues at a rate of 0.41%, compounded monthly. As of September 30, 2016, there was $26.4 million outstanding under the Term Loan and $12.9 million outstanding under the Revolving Loan. As of December 31, 2015, there was $26.4 million outstanding under the Term Loan and $8.1 million outstanding under the Revolving Loan. The related party debt is secured by substantially all the assets of the Company.

In conjunction with exchanging the existing related party debt, the Company amended the operating agreement to create a contingent preferential distribution (the “Preferential Distribution”) payable to the related party note holders upon the sale of the Company. Upon the sale of the Company, the Preferential Distribution is payable after all payments of related party loans (including unpaid interest) and before all other payments. The Preferential Distribution amount is based on the sum of the following amounts: (i) $2.8 million of unpaid accrued interest on the related party notes as of the date of the above described note exchange; (ii) an amount calculated like interest equal to 16% per annum, compounded monthly, on the $2.8 million unpaid accrued interest; and (iii) an amount calculated like interest equal to 15.59% per annum, compounded monthly, on the unpaid principal and interest on the outstanding Term Loan and Revolving Loan. There was $14.0 million and $8.2 million of Preferential Distributions payable upon the sale of the Company as of September 30, 2016 and December 31, 2015, respectively. The Company has recorded the $2.8 million of unpaid accrued interest converted to a Preferential Distribution in other liabilities in the corresponding balance sheets as the existing liability was not deemed to be extinguished. The Company did not record an additional accrual of the Preferential Distribution for the nine months ended on September 30, 2016 and year ended on December 31, 2015 in the accompanying financial statements as payment was not probable for any period presented and any accrued interest relating to the Preferential Distribution is contingently payable on the sale of the Company.

Upon the sale of the Company in October 2016 as described in Note 9, all related party debt, unpaid interest, and Preferential Distributions were paid.

Note 6—Phantom Unit Plan

In June 2012, the Company implemented its Phantom Unit Plan (the “Plan”), as amended, which provides for the grant of rights to Phantom Units to the Company’s employees. The Company’s board of managers administers the Phantom Unit Plan. Phantom Units are fully vested upon grant date. An aggregate of 1,500,000 of units are reserved under the Phantom Unit Plan, of which 290,000 units remained available for issuance at September 30, 2016.

Units Outstanding
(In thousands)
Outstanding at December 31, 2015	1,160
Granted	50
Exercised	—
Cancelled	—

Outstanding at September 30, 2016	1,210

Under the Plan, as amended, holders of the Phantom Units are entitled to receive each award’s pro rata portion of the Adjusted Sale Price (“Liquidation Value”) upon sale of the Company. The adjusted sale price is the value of all consideration received by the Company in excess of the applicable valuation floor less an amount equal to total of (i) outstanding principal and unpaid interest on the related party debt, (ii) the Preferential Distribution, (iii) capital contributions of all membership interest holders, and (iv) a reserve sufficient to pay for all liabilities of the Company not assumed by the buyer.

The Phantom Units did not have intrinsic value at September 30, 2016 and at December 31, 2015 as the Adjusted Sale Price was below the valuation floor for each award and the sale occurring in October 2016 was not probable.

Note 7— Income Taxes

The Company was formed as a limited liability company and, as such, is taxed as a partnership and is generally not subject to federal and state income tax. The members of the Company separately account for their pro rata share of the Company’s items of income, deductions, losses and credits on their respective federal and state income tax returns. However, some states do impose a minimum state tax requirement on limited liability companies. Accordingly, the Company has recorded a tax expense of $31,000 and $15,000 for 2016 and 2015, respectively, to reflect a California gross receipts tax on limited liability companies.

Note 8—Commitments and Contingencies

The Company leases office space for its headquarters under non-cancelable operating leases, which will expire in February 2017. The Company has two three-year renewal options to extend the term of the leases upon the expiration of the operating leases in February 2017. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid. As of September, 30, 2016, the Company’s non-cancelable minimum operating lease commitments were as follows:

Amount
Fiscal Year	(In thousands)
2016 (remaining 3 months)	$30
2017	20

Total	$50

Total rent expense for the period ended September 30, 2016 and the year ended December 31, 2015 was $76,000 and $140,000, respectively.

Guarantees and Indemnification

The Company’s agreements with sellers, buyers, and other third parties typically obligate it to provide indemnity and defense for losses resulting from claims of intellectual property infringement, damages to property or persons, business losses or other liabilities. Generally, these indemnity and defense obligations relate to the Company’s own business operations, obligations and acts or omissions. However, under some circumstances, the Company agrees to indemnify and defend contract counterparties against losses resulting from their own business operations, obligations and acts or omissions, or the business operations, obligations and acts or omissions of third parties. In addition, the Company’s agreements with sellers, buyers and other third parties typically include provisions limiting the Company’s liability to the counterparty, and the counterparty’s liability to the Company. These limits sometimes do not apply to certain liabilities, including indemnity obligations. These indemnity and limitation of liability provisions generally survive termination or expiration of the agreements in which they appear. The Company has also entered into indemnification agreements with its directors, executive officers and certain other officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. No demands have been made upon the Company to provide indemnification under such agreements and there are no claims that the Company is aware of that could have a material effect on the Company’s financial statements. The Company has not recorded any amounts for these indemnities.

Litigation

From time to time, the Company is party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the information presently available, including discussion with legal counsel, management believes that resolution of these matters will not have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows.

Note 9—Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through December 19, 2016, the date at which the financial statements were available to be issued. On October 27, 2016, the Company was acquired by Vocera Communications, Inc., a leading provider of real time healthcare communication solutions, for $52.5 million in cash, subject to certain adjustments. As a result of this transaction the Company’s outstanding related party debt, including all unpaid interest, along with all Preferential Distributions were paid and all member units were liquidated and terminated.